Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-8, Nos. 33-20275, 33-57327, 33-40652, 33-40653, 333-64431, 333-67627, 333-67631, 333-82735, 333-89303, 333-52388, 333-52390, 333-53610, 333-53616, 333-57478, 333-46560, 333-98761, 333-100862, 333-104245, 333-117802, 333-139362, 333-146891 and Form S-3 Nos. 333-126738 and 333-100861) of Southwest Airlines Co. and in the related Prospectus of our reports dated January 29, 2009, with respect to the consolidated financial statements of Southwest Airlines Co., and the effectiveness of internal control over financial reporting of Southwest Airlines Co., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Dallas, Texas

January 29, 2009